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                    [On the letterhead of Allen & Gledhill]

28 September 2001

Flextronics International Ltd.
No 2, Changi South Lane
Singapore 486123

Dear Sirs

REGISTRATION STATEMENT OF FORM S-3 OF FLEXTRONICS INTERNATIONAL LTD. ("FLEXTRONICS")

1. We refer to the Registration Statement of Form S-3 (the "Registration Statement") to be filed by Flextronics with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 4,175,191 ordinary shares of par value S$0.01 each in the capital of Flextronics (the "REGISTRATION SHARES") to be allotted and issued pursuant to
Section 1.1 of the Exchange Agreement (the "AGREEMENT") dated 19th September, 2001 made by and among (1) Flextronics, (2) Instrumentation Engineering, Inc., a company organized under the laws of State of New Jersey in the United States of America (the "COMPANY"), and (3) Scott Barber, Kenneth Carroll and Thomas Kohli, being individual shareholders of the Company (collectively, the "SHAREHOLDERS" and individually, a "SHAREHOLDER"). This opinion is being rendered to you in connection with the filing of the Registration Statement. Terms defined and references construed in the Agreement have the same meaning and construction in this opinion unless otherwise defined herein.

2.      For the purpose of rendering this opinion, we have examined:-

        (i) an unexecuted final form of the Agreement as provided to us by Fenwick & West LLP by electronic mail on 18th September, 2001;

        (ii) in relation to Flextronics, a copy of each of its memorandum and articles of association, its certificate of incorporation of private company, its certificate of incorporation on conversion to a public company and its certificate of incorporation on change of name of company;

        (iii) a copy or faxed copy of a resolution of the shareholders of Flextronics passed at the Annual General Meeting of Flextronics held on 21st September, 2000 relating to the authorisation for the issue of and the allotment and issue of ordinary shares in the capital of Flextronics;

        (iv) a faxed copy of the resolutions of the Board of Directors of Flextronics passed on 4th September, 2001;

        (v) a search against Flextronics at the Registry of Companies of Singapore on 28th September, 2001; and

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        (vi)    a search of the Cause Book kept at the Supreme Court of
                Singapore against Flextronics on 28th September, 2001.

3.      We have assumed for the purpose of rendering this opinion:-

        (i) that the Agreement has been executed by each of the parties expressed to be a party thereto in the form examined by us for the purpose of rendering this opinion, duly and properly completed;

        (ii) that the Agreement has been executed by each of the parties expressed to be a party thereto before 19th September, 2001;

        (iii) that the Agreement is within the capacity and powers of, and has been validly authorised by, each party thereto (other than Flextronics) and has been validly executed and delivered by a person on behalf of Flextronics who is authorised by the resolution referred to in paragraph 2(iv) above to execute the Agreement on behalf of Flextronics and by or on behalf of each such other party thereto;

        (iv) that the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies or other specimen documents submitted to us;

        (v) that the Agreement approved by the Board of Directors of Flextronics in the resolution referred to in paragraph 2(iv) above is the agreement we have examined;

        (vi)    that the correctness of all facts stated in the Agreement;

        (vii) that the copies of Flextronics' memorandum and articles of association, Certificate of Incorporation of Private Company, Certificate of Incorporation on Conversion to a Public Company and Certificate of Incorporation on Change of Name of Company submitted to us for examination are true, complete and up-to-date copies;

        (viii) that copies of the resolutions of the shareholders and of the Board of Directors of Flextronics forwarded to us for examination are true, complete and up-to-date and that those resolutions have not been rescinded or modified;

        (ix) that the aforementioned resolutions and all authorisations and approvals conferred thereby remain in full force and effect as at Closing and that no other resolution or other action has been taken which may affect the validity of those resolutions; and

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        (x)     that all relevant documents have been provided to us by the officers of Flextronics for inspection for purposes of this opinion,

        (xi) that the information disclosed by the search made on 28th September, 2001 at the Registry of Companies in Singapore in relation to Flextronics is true and complete and that such information has not since then been materially altered and that such search did not fail to disclose any material information which had been delivered for filing but did not appear on the public file at the time of the search;

        (xii) that the information disclosed by the search made on 28th September, 2001 of the Cause Book kept at the Supreme
                Court of Singapore in with respect to Flextronics is true and complete and that such information has not since then been materially altered and that such search did not fail to disclose any material information which had been delivered for filing but was not disclosed at the time of the search;

        (xiii) that Flextronics is solvent at the time of and immediately after the execution of the Agreement;

        (xiv) that the Agreement constitutes legal, valid, binding and enforceable obligations of the parties thereto for all purposes under the laws of the jurisdictions by which the Agreement is expressed to be governed;

        (xv) that there are no provisions of the laws of any jurisdiction other than Singapore which would be contravened by the execution or delivery of the Agreement and that, in so far as any obligation expressed to be incurred or performed under the Agreement is to be performed in, or is otherwise subject to the laws of, any jurisdiction other than Singapore, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

        (xvi) that the choice of the internal laws of the State of Delaware, the United States of America, as the governing law of the Agreement has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the United States federal or state courts in the State of Delaware, the United States of America, as a matter of the laws of the State of Delaware, the United States of America, and all other relevant laws except the laws of Singapore;

        (xvii) that all consents, approvals, authorisations, licences, exemptions, or orders required from any governmental or other regulatory authorities outside Singapore and all other requirements outside Singapore for the legality, validity and enforceability of the Agreement have been duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied;

        (xviii) that such number of Flextronics Ordinary Shares comprising the Registration Shares will be issued and delivered in accordance with the terms of the Agreement

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        (xix)   that the appropriate accounting entries will be made in
                Flextronics' books to reflect that the Registration Shares to be allotted and issued pursuant to and in accordance with Section
                1.1 of the Agreement have been allotted and issued for a consideration otherwise than in cash and are credited as fully paid;

        (xx)    that the total of:-

                (a)     the aggregate nominal value of all the Registration
                        Share(s);

                (b)     the amount of cash; and

                (c)     the Hold-Back Amount,

                to be allotted and issued and to be paid in exchange for the Company Common Stock pursuant to Section 1.1 of the Agreement will not exceed the value of the Company Common Stock; and

        (xxii) the aggregate nominal value of the Registration Shares to be issued each time pursuant to Section 1.1 of the Agreement will not exceed the difference between the authorised share capital of Flextronics at that time and its total issued capital at that time.

4. A search made on 28th September, 2001 at the Registry of Companies revealed no order or resolution for the winding-up of Flextronics and no notice of appointment of a receiver or judicial manager for Flextronics. It should be noted that such a search is not capable of revealing whether or not a petition to wind up Flextronics or to place Flextronics under judicial management has been presented. Notice of a winding-up order made or resolution passed or a receiver or judicial manager appointed may not be filed with the Registry of Companies immediately. A search made on 28th September, 2001 at the Supreme Court of Singapore revealed no petition for the winding-up of Flextronics or for the appointment of a judicial manager for Flextronics. However, it should be noted that information may not be entered into the index books of the Supreme Court immediately.

5. Based upon and subject to the foregoing, and subject to the qualifications set forth below and any matters not disclosed to us, we are of the opinion that the Registration Shares to be allotted and issued pursuant to
Section 1.1 of the Agreement have been duly authorised, and when the share certificates in respect of such Registration Shares are issued by EquiServe, L.P., the Transfer Agent of Flextronics, in accordance with the Articles of Association of Flextronics and the terms of the Agreement, will be validly allotted and issued and credited as fully paid in accordance with the laws of Singapore.


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6.       This opinion only relates to the laws of general application of
Singapore as at the date hereof and as currently applied by the Singapore courts, and is given on the basis that this opinion will be governed by and construed in accordance with the laws of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than Singapore and have not considered Flextronics' legal position in jurisdictions outside of Singapore. In respect of the Agreement, we have assumed due compliance with all matters concerning United States federal, Delaware laws and the laws of all other relevant jurisdictions other than Singapore. As to matters of fact material to this opinion, we have relied on the statements of responsible officers of Flextronics and EquiServe, L.P., the Transfer Agent of Flextronics.

7.      The qualifications to which this opinion is subject are as follows:-

        (i) enforcement of the obligations of Flextronics under the Agreement may be affected by prescription or lapse of time, bankruptcy, insolvency, liquidation, reorganisation, reconstruction or similar laws generally affecting creditors' rights;

        (ii) the power of the Singapore courts to grant equitable remedies such as injunction and specific performance is discretionary and accordingly a Singapore court might make an award of damages where an equitable remedy is sought;

        (iii) where under the Agreement, any person is vested with a discretion or may determine a matter in its opinion, Singapore law may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds;

        (iv) by virtue of the Limitation Act, Chapter 163 of Singapore, failure to exercise a right of action for more than six years will operate as a bar to the exercise of such right and failure to exercise such a right for a lesser period may result in such right being waived;

        (v) a Singapore court may stay proceedings if concurrent proceedings are brought elsewhere;

        (vi) where obligations are to be performed in a jurisdiction outside Singapore, they may not be enforceable in Singapore to the extent that performance would be illegal or contrary to public policy under the laws of that jurisdiction;

        (vii) provisions in the Agreement as to severability may not be binding under the laws of Singapore and the question of whether or not provisions which are illegal, invalid or unenforceable may be severed from other provisions in order to save such other provisions depends on the nature of the illegality, invalidity or unenforceability in question and would be determined by a Singapore court at its discretion;
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        (viii)  a Singapore court may refuse to give effect to clauses in the
                Agreement in respect of the costs of unsuccessful litigation brought before a Singapore court or where the court has itself made an order for costs;

        (ix) an obligation to pay an amount will not be enforceable in Singapore if the amount is held to constitute a penalty; and

        (x) a provision that a statement, opinion, determination or other matter is final and conclusive will not necessarily prevent judicial enquiry in Singapore into the merits of a claim by an aggrieved party.

8. Our opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the Agreement, including but without limitation, any other document signed in connection therewith Further, our opinion is not to be transmitted to, nor is it to be relied upon by, any other person or quoted or referred to in any public document or filed with any governmental authority or agency without our prior written consent.

9. Subject to the foregoing, we consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto.

Yours faithfully

Allen & Gledhill
(Ronnie Quek)